EXHIBIT 99.1

JOINT FILER AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that a single Schedule 13D, or any amendment thereto, relating to the equity securities of CASI Pharmaceuticals, Inc., a Delaware corporation, shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as Exhibit 99.1 to such Schedule 13D.

Dated: September 26, 2014	SPECTRUM PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Rajesh C. Shrotriya, M.D.
	Name:	Rajesh C. Shrotriya, M.D.
	Title:	Chairman and CEO

Dated: September 26, 2014	SPECTRUM PHARMACEUTICALS CAYMAN, L.P.,
an Exempted Limited Partnership organized under the laws of the Cayman Islands

	By:	Spectrum Pharmaceuticals International Holdings, LLC
	Its:	General Partner

By: Spectrum Pharmaceuticals, Inc.
Its: Managing Member

		By:	/s/ Rajesh C. Shrotriya, M.D.
		Name:	Rajesh C. Shrotriya, M.D.
		Title:	Chairman and CEO